Exhibit 99.1

Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2023

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2023
Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
December 31, 2023

We own 46 million square feet of real estate consisting primarily of interests in 43 regional town centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 Global Real Estate Sustainability Benchmark (“GRESB”) ranking for the North American retail sector for nine consecutive years (2015-2023).

General Updates:

We recently announced that Jackson Hsieh will become the President and Chief Executive of Macerich on March 1, 2024, following the retirement of Thomas O’Hern after 31 years of service to the Company. We are excited to make this leadership transition at a time when the fundamentals of the company are strong, along with recent shareholder returns which ranked approximately eleventh among all REIT’s on a trailing three-year basis as of December 31, 2023 at approximately 69%.

2023 was an exceptional and historic year for our leasing team. We finished the year having leased 4.2 million square feet of space, a 12% increase over 2022, which was itself an extraordinary year of leasing activity. 2023 leasing represents a record high for Macerich dating back to our 1994 inception as a public company. As a result, we have amassed a very impactful pipeline of small and large format lease deals, which are signed but not yet open. We expect to open most of these exciting new uses during 2024 and 2025. Occupancy as of December 31, 2023 was 93.5%, a healthy increase compared to year-end 2022. Trailing twelve-month base rent leasing spreads at December 31, 2023 showed strong double-digit increases for the third consecutive quarter. We also made considerable progress since the third quarter of 2023 in addressing our near-term debt maturities through various financing and disposition transactions.

Results for the Quarter:

•The net income attributable to the Company was $62.2 million or $0.29 per share-diluted during the fourth quarter of 2023, compared to the net income attributable to the Company of $1.7 million or $0.01 per share-diluted attributable to the Company for the quarter ended December 31, 2022.

•Funds from Operations (“FFO”), excluding financing expense in connection with Chandler Freehold, accrued default interest expense and gain on extinguishment of debt was $126.5 million or $0.56 per share-diluted during the fourth quarter of 2023, compared to $119.5 million or $0.53 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold, accrued default interest expense and gain on extinguishment of debt for the quarter ended December 31, 2022.

•Same center net operating income (“NOI”), excluding lease termination income, increased 3.0% in the fourth quarter of 2023 compared to the fourth quarter of 2022. For the year ended December 31, 2023, same center NOI, excluding lease termination income, increased 4.5% compared to 2022.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the year ended December 31, 2023 were $836 compared to $869 for the year ended December 31, 2022. Portfolio tenant sales for the year ended December 31, 2023 from comparable spaces less than 10,000 square feet decreased modestly by 1.8% compared to the year ended December 31, 2022.

•Portfolio occupancy continues to improve and as of December 31, 2023 was 93.5%, a 0.9% increase compared to the 92.6% occupancy rate at December 31, 2022 and a sequential 0.1% improvement compared to the 93.4% occupancy rate at September 30, 2023.

•Base rent re-leasing spreads were 17.2% greater than expiring base rent for the year ended December 31, 2023. This was the ninth consecutive quarter of positive base rent leasing spreads.

•During 2023, we signed leases for a company record 4.2 million square feet, which is 12% more square footage signed than during 2022, on a comparable center basis. This included an 18% increase in leased square footage during the fourth quarter of 2023 compared to the fourth quarter of 2022, on a comparable center basis.

Balance Sheet:

During the fourth quarter of 2023 and in early 2024, we made extensive progress in managing our near-term debt maturities, including the following financing and disposition activity:

The Macerich Company
Executive Summary
December 31, 2023
•On December 4, 2023, our joint venture closed a $710 million refinance of the existing $666 million loan on Tysons Corner Center. The new loan bears interest at a fixed rate of 6.60%, is interest only during the entire loan term and matures on December 6, 2028.

•On December 27, 2023, our joint venture sold One Westside for $700 million. The existing $325 million loan on the property was repaid, and $78 million of net proceeds were generated at our 25% ownership share, which were used to reduce our revolving line of credit.
•On January 10, 2024, our joint venture closed a $24 million refinance of the existing $23 million loan on Boulevard Shops. The new loan bears variable interest at SOFR + 2.50%, is interest only during the entire loan term and matures on December 5, 2028.

•On January 22, 2024, we repaid the majority of the loan on Fashion District Philadelphia. The remaining $8 million matures on April 21, 2024.

•On January 25, 2024, we closed a $155 million refinance of the existing $117 million loan on Danbury Fair Mall. The new loan bears interest at a fixed rate of 6.39%, is interest only during the majority of the loan term and matures on February 6, 2034.

To recap 2023 and year-to-date 2024 financing activities, across seven separate transactions we have refinanced or extended eight loans totaling $2.8 billion, or $2 billion at our ownership share. This included an approximate 4.5 year renewal and upsizing of our $650 million revolving corporate credit facility during the third quarter of 2023.

As of the date of this filing, we had approximately $657 million of liquidity, including $490 million of available capacity on our $650 million revolving line of credit.

2024 Earnings Guidance:

At this time, we are issuing our 2024 guidance for both estimated EPS-diluted and FFO per share-diluted, excluding financing expense in connection with Chandler Freehold and accrued default interest expense. The following is a reconciliation of estimated EPS-diluted to FFO per share-diluted, excluding financing expense in connection with Chandler Freehold and accrued default interest expense:

	Fiscal Year 2024 Guidance
EPS-diluted	($0.08)	-	$0.02
Plus: real estate depreciation and amortization	1.83	-	1.83
FFO per share-diluted	1.75	-	1.85
Less: impact of financing expense in connection with Chandler Freehold	0.00	-	0.00
Plus: impact of accrued default interest expense(1)	0.01	-	0.01
FFO per share – diluted, excluding financing expense in connection with Chandler Freehold and accrued default interest expense	$1.76	-	$1.86

(1) Represents accrued default interest expense on non-recourse debt associated with Country Club Plaza. Generally Accepted Accounting Principles require that we accrue these amounts, which are not expected to be paid and are expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred.

This guidance does not assume any sale of common equity during 2024. These estimates do not include potential future gains or losses or the impact on operating results from possible, future, material property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

More details of the guidance assumptions are included on page 15.

Dividend:

On February 2, 2024, we announced a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on March 4, 2024 to stockholders of record at the close of business on February 16, 2024.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on February 7, 2024 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

The Macerich Company
Executive Summary
December 31, 2023

About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional town centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.
As of the date of this filing, the Operating Partnership owned or had an ownership interest in 46 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 43 regional town centers, three community/power shopping centers and one redevelopment property. These 47 centers are referred to hereinafter as the “Centers” unless the context requires otherwise.
All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of rising interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing, and cost of operating and capital expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.
(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2023	2022	2023	2022
Revenues:
Leasing revenue	$220,020	$212,952	$809,023	$800,548
Other income	10,717	8,193	44,860	30,104
Management Companies’ revenues	7,951	7,080	30,185	28,512
Total revenues	238,688	228,225	884,068	859,164
Expenses:
Shopping center and operating expenses	71,614	72,542	288,407	289,884
Management Companies' operating expenses	17,208	16,557	70,060	67,799
Leasing expenses	9,543	8,207	36,423	32,670
REIT general and administrative expenses	7,546	7,082	29,238	27,164
Depreciation and amortization	69,765	73,559	282,361	291,612
Interest expense (a)	25,413	59,171	172,920	216,851
Gain on extinguishment of debt	(8,208)	—	(8,208)	—
Total expenses	192,881	237,118	871,201	925,980
Equity in income (loss) of unconsolidated joint ventures	19,298	11,166	(156,937)	(5,256)
Income tax benefit (expense)	655	258	494	(705)
Gain (loss) on sale or write down of assets, net	706	931	(134,523)	7,698
Net income (loss)	66,466	3,462	(278,099)	(65,079)
Less net income (loss) attributable to noncontrolling interests	4,287	1,773	(4,034)	989
Net income (loss) attributable to the Company	$62,179	$1,689	$(274,065)	$(66,068)
Weighted average number of shares outstanding - basic	215,807	215,178	215,548	215,031
Weighted average shares outstanding, assuming full conversion of OP Units (b)	224,675	223,802	224,501	223,678
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	224,675	223,802	224,501	223,678
Earnings per share ("EPS") - basic	$0.29	$0.01	$(1.28)	$(0.31)
EPS - diluted	$0.29	$0.01	$(1.28)	$(0.31)
Dividend paid per share	$0.17	$0.17	$0.68	$0.62
FFO - basic and diluted (b) (c)	$158,391	$109,931	$431,112	$404,632
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$132,339	$119,504	$404,801	$437,534
FFO - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt and accrued default interest expense (b) (c)	$126,498	$119,504	$403,010	$437,534
FFO per share - basic and diluted (b) (c)	$0.71	$0.49	$1.92	$1.81
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.59	$0.53	$1.80	$1.96
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt and accrued default interest expense (b) (c)	$0.56	$0.53	$1.80	$1.96

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)The Company accounts for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) a credit of $29,597 and $35,118 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2023, respectively; and an expense of $9,396 and $24,233 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2022, respectively; (ii) distributions of $1,855 and $2,105 to its partner representing the partner's share of net income for the three and twelve months ended December 31, 2023, respectively; and $1,794 and $1,833 to its partner representing the partner's share of net income for the three and twelve months ended December 31, 2022; respectively; and (iii) distributions of $3,545 and $8,807 to its partner in excess of the partner's share of net income for the three and twelve months ended December 31, 2023, respectively; and $177 and $8,669 to its partner in excess of the partner's share of net income for the three and twelve months ended December 31, 2022, respectively. On November 16, 2023, the Company acquired its partners' interest in Freehold Raceway Mall and as a result, that property is no longer part of the financing arrangement and is 100% owned by the Company. References to "Chandler Freehold" after November 16, 2023 shall be deemed to only refer to Chandler Fashion Center.

(b)The Operating Partnership has operating partnership units ("OP Units"). OP Units can be converted into shares of Company common stock. Conversion of the OP Units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO-diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles ("GAAP") measures. The National Association of Real Estate Investment Trusts ("Nareit") defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

The Company accounts for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt and accrued default interest expense.
FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold, impact associated with extinguishment of debt and accrued default interest expense provides useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. The default interest expense reflects the interest accruing on the nonrecourse loans associated with Towne Mall, Fashion Outlets of Niagara and Country Club Plaza. GAAP requires that the Company accrue these amounts, which are not expected to be paid and are expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred. Towne Mall was sold by the receiver on December 4, 2023, resulting in a gain on extinguishment of debt of $8.2 million and the reversal of the entire $0.7 million of accrued default interest expense.

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of net income (loss) attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt and accrued default interest expense (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2023	2022	2023	2022
Net income (loss) attributable to the Company	$62,179	$1,689	($274,065)	($66,068)
Adjustments to reconcile net income (loss) attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	2,620	69	(11,389)	(2,660)
(Gain) loss on sale or write down of consolidated assets, net	(706)	(931)	134,523	(7,698)
Add: gain on undepreciated asset sales from consolidated assets	737	499	3,705	16,091
Loss on write down of consolidated non-real estate assets	—	—	—	(2,000)
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	472	2,224	6,287
(Gain) loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	(16,019)	(663)	136,377	19,397
Add: gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	362	678	7,102	7,794
Depreciation and amortization on consolidated assets	69,765	73,559	282,361	291,612
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(1,011)	(3,616)	(11,938)	(21,592)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	42,398	42,712	170,199	176,303
Less: depreciation on personal property	(1,934)	(4,537)	(7,987)	(12,834)
FFO attributable to common stockholders and unit holders - basic and diluted	158,391	109,931	431,112	404,632
Financing expense in connection with Chandler Freehold	(26,052)	9,573	(26,311)	32,902
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold - basic and diluted	132,339	119,504	404,801	437,534
Gain on extinguishment of debt	(8,208)	—	(8,208)	—
Accrued default interest expense	2,367	—	6,417	—
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt and accrued default interest expense - basic and diluted	$126,498	$119,504	$403,010	$437,534

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2023	2022	2023	2022
EPS - diluted	$0.29	$0.01	$(1.28)	$(0.31)
Per share impact of depreciation and amortization of real estate	0.49	0.48	1.93	1.94
Per share impact of (gain) loss on sale or write down of assets, net	(0.07)	—	1.27	0.18
FFO per share - basic and diluted	0.71	0.49	1.92	1.81
Per share impact of financing expense in connection with Chandler Freehold	(0.12)	0.04	(0.12)	0.15
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold	0.59	0.53	1.80	1.96
Per share impact of gain on extinguishment of debt and accrued default interest expense	(0.03)	—	—	—
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold, gain on extinguishment of debt and accrued default interest expense	$0.56	$0.53	$1.80	$1.96

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net income (loss) attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2023	2022	2023	2022
Net income (loss) attributable to the Company	$62,179	$1,689	($274,065)	($66,068)
Interest expense - consolidated assets	25,413	59,171	172,920	216,851
Interest expense - unconsolidated joint ventures (pro rata)	38,206	28,969	143,152	105,835
Depreciation and amortization - consolidated assets	69,765	73,559	282,361	291,612
Depreciation and amortization - unconsolidated joint ventures (pro rata)	42,398	42,712	170,199	176,303
Noncontrolling interests in the OP	2,620	69	(11,389)	(2,660)
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(3,908)	(9,039)	(25,907)	(38,278)
Gain on extinguishment of debt	(8,208)	—	(8,208)	—
(Gain) loss on sale or write down of assets, net - consolidated assets	(706)	(931)	134,523	(7,698)
(Gain) loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	(16,019)	(663)	136,377	19,397
Add: Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	—	472	2,224	6,287
Income tax (benefit) expense	(655)	(258)	(494)	705
Distributions on preferred units	87	87	348	348
Adjusted EBITDA (d)	211,172	195,837	722,041	702,634
REIT general and administrative expenses	7,546	7,082	29,238	27,164
Management Companies' revenues	(7,951)	(7,080)	(30,185)	(28,512)
Management Companies' operating expenses	17,208	16,557	70,060	67,799
Leasing expenses, including joint ventures at pro rata	10,212	8,923	39,218	35,451
Straight-line and above/below market adjustments	(125)	(4,424)	(4,294)	(11,190)
NOI - All Centers	238,062	216,895	826,078	793,346
NOI of non-Same Centers	(7,677)	(1,849)	(15,367)	(4,708)
NOI - Same Centers (e)	230,385	215,046	810,711	788,638
Lease termination income of Same Centers	(9,215)	(350)	(13,200)	(25,226)
NOI - Same Centers, excluding lease termination income (e)	$221,170	$214,696	$797,511	$763,412
NOI - Same Centers percentage change, including lease termination income (e)	7.13%		2.80%
NOI - Same Centers percentage change, excluding lease termination income (e)	3.02%		4.47%

(d)Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	12/31/2023	12/31/2022	12/31/2021
	(dollars in thousands, except per share data)
Closing common stock price per share	$15.43	$11.26	$17.28
52 week high	$16.54	$19.18	$25.99
52 week low	$8.77	$7.40	$10.31
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	99,565
Common shares and partnership units	226,095,455	224,230,924	223,474,639
Total common and equivalent shares/units outstanding	226,195,020	224,330,489	223,574,204
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,919,579	$6,812,823	$6,977,458
Equity market capitalization	3,490,189	2,525,961	3,863,362
Total market capitalization	$10,409,768	$9,338,784	$10,840,820
Debt as a percentage of total market capitalization	66.5%	73.0%	64.4%

Portfolio Capitalization at December 31, 2023

Floating Rate Debt 4.8%
Common Equity 33.5%
Fixed Rate Debt 61.7%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2022	8,989,795	215,241,129	99,565	224,330,489
Conversion of partnership units to common shares	(17,361)	17,361	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	13,059	103,430	—	116,489
Balance as of March 31, 2023	8,985,493	215,361,920	99,565	224,446,978
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	255,877	—	255,877
Balance as of June 30, 2023	8,985,493	215,617,797	99,565	224,702,855
Conversion of partnership units to cash	(4,128)	—	—	(4,128)
Conversion of partnership units to common shares	(18,106)	18,106	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	19,594	—	19,594
Balance as of September 30, 2023	8,963,259	215,655,497	99,565	224,718,321
Conversion of partnership units to cash	(500)	—	—	(500)
Conversion of partnership units to common shares	(165,384)	165,384	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	1,321,465	155,734	—	1,477,199
Balance as of December 31, 2023	10,118,840	215,976,615	99,565	226,195,020

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31,	For the Twelve Months Ended December 31,
	2023	2023
Revenues:
Leasing revenue	$220,020	$809,023
Other income	10,717	44,860
Management Companies' revenues	7,951	30,185
Total revenues	238,688	884,068
Expenses:
Shopping center and operating expenses	71,614	288,407
Management Companies' operating expenses	17,208	70,060
Leasing expenses	9,543	36,423
REIT general and administrative expenses	7,546	29,238
Depreciation and amortization	69,765	282,361
Interest expense	25,413	172,920
Gain on extinguishment of debt	(8,208)	(8,208)
Total expenses	192,881	871,201
Equity in income (loss) of unconsolidated joint ventures	19,298	(156,937)
Income tax benefit	655	494
Gain (loss) on sale or write down of assets, net	706	(134,523)
Net income (loss)	66,466	(278,099)
Less net income (loss) attributable to noncontrolling interests	4,287	(4,034)
Net income (loss) attributable to the Company	$62,179	$(274,065)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of December 31, 2023
(Dollars in thousands)

ASSETS:
Property, net (a)	$5,900,489
Cash and cash equivalents	94,936
Restricted cash	95,358
Tenant and other receivables, net	183,478
Right-of-use assets, net	118,664
Deferred charges and other assets, net	263,068
Due from affiliates	4,755
Investments in unconsolidated joint ventures	852,764
Total assets	$7,513,512

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,136,136
Bank and other notes payable	89,548
Accounts payable and accrued expenses	64,194
Lease liabilities	83,989
Other accrued liabilities	334,742
Distributions in excess of investments in unconsolidated joint ventures	174,786
Financing arrangement obligation	102,516
Total liabilities	4,985,911
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,158
Additional paid-in capital	5,509,603
Accumulated deficit	(3,063,789)
Accumulated other comprehensive income	(952)
Total stockholders' equity	2,447,020
Noncontrolling interests	80,581
Total equity	2,527,601
Total liabilities and equity	$7,513,512

(a)Includes construction in progress of $340,496.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended December 31, 2023		For the Twelve Months Ended December 31, 2023
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(5,031)	$118,255	$(37,407)	$437,064
Other income	(1,462)	2,962	(5,071)	3,937
Total revenues	(6,493)	121,217	(42,478)	441,001
Expenses:
Shopping center and operating expenses	(900)	36,647	(10,819)	144,794
Leasing expense	(18)	687	(621)	3,416
Depreciation and amortization	(1,011)	42,398	(11,938)	170,199
Interest expense	(2,897)	38,206	(13,969)	143,152
Total expenses	(4,826)	117,938	(37,347)	461,561
Equity in (income) loss of unconsolidated joint ventures	—	(19,298)	—	156,937
Gain/loss on sale or write down of assets, net	—	16,019	(2,224)	(136,377)
Net income	(1,667)	—	(7,355)	—
Less net income attributable to noncontrolling interests	(1,667)	—	(7,355)	—
Net income attributable to the Company	$—	$—	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of December 31, 2023
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(86,670)	$3,442,931
Cash and cash equivalents	(10,615)	73,381
Restricted cash	(51)	44,085
Tenant and other receivables, net	(2,161)	82,104
Right-of-use assets, net	—	68,092
Deferred charges and other assets, net	(6,306)	36,172
Due from affiliates	170	(4,987)
Investments in unconsolidated joint ventures, at equity	—	(852,764)
Total assets	$(105,633)	$2,889,014

LIABILITIES AND EQUITY:
Mortgage notes payable	$(160,765)	$2,854,660
Accounts payable and accrued expenses	(1,238)	46,846
Lease liabilities	—	67,106
Other accrued liabilities	(29,100)	95,188
Distributions in excess of investments in unconsolidated joint ventures	—	(174,786)
Financing arrangement obligation	(102,516)	—
Total liabilities	(293,619)	2,889,014
Equity:
Stockholders' equity	153,796	—
Noncontrolling interests	34,190	—
Total equity	187,986	—
Total liabilities and equity	$(105,633)	$2,889,014

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $2,438 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $164,361 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA SCHEDULE OF LEASING REVENUE (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31, 2023
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$135,941	$(3,181)	$132,760	$74,274	$207,034
Percentage rents	19,979	(778)	19,201	15,118	34,319
Tenant recoveries	53,840	(969)	52,871	25,915	78,786
Other	9,433	(147)	9,286	3,657	12,943
Bad debt income (expense)	827	44	871	(709)	162
Total leasing revenue	$220,020	$(5,031)	$214,989	$118,255	$333,244

	For the Twelve Months Ended December 31, 2023
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents (b)	$507,186	$(24,056)	$483,130	$290,682	$773,812
Percentage rents	38,192	(2,257)	35,935	28,309	64,244
Tenant recoveries	228,949	(9,989)	218,960	107,186	326,146
Other	31,997	(1,189)	30,808	11,214	42,022
Bad debt income (expense)	2,699	84	2,783	(327)	2,456
Total leasing revenue	$809,023	$(37,407)	$771,616	$437,064	$1,208,680

(a)Represents the Company’s partners’ share of consolidated joint ventures.
(b)Includes lease termination income, straight-line rental income and above/below market adjustments to minimum rents.

The Macerich Company
2024 Earnings Guidance (unaudited)
At this time, we are issuing our 2024 guidance for both estimated EPS-diluted and FFO per share-diluted, excluding financing expense in connection with Chandler Freehold and accrued default interest expense. The following is a reconciliation of estimated EPS-diluted to FFO per share-diluted, excluding financing expense in connection with Chandler Freehold and accrued default interest expense:

	Fiscal Year 2024 Guidance
EPS-diluted	($0.08)	-	$0.02
Plus: real estate depreciation and amortization	1.83	-	1.83
FFO per share-diluted	1.75	-	1.85
Less: impact of financing expense in connection with Chandler Freehold	0.00	-	0.00
Plus: impact of accrued default interest expense(1)	0.01	-	0.01
FFO per share – diluted, excluding financing expense in connection with Chandler Freehold and accrued default interest expense	$1.76	-	$1.86

(1) Represents accrued default interest expense on non-recourse debt associated with Country Club Plaza. Generally Accepted Accounting Principles require that we accrue these amounts, which are not expected to be paid and are expected to be reversed once a loan is modified or once title to the mortgaged loan collateral is transferred.

This guidance does not assume any sale of common equity during 2024. These estimates do not include potential future gains or losses or the impact on operating results from possible, future, material property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

Underlying Assumptions to 2024 Guidance:

Cash Same Center Net Operating Income (“NOI”) Growth, excluding Lease Termination Income (a)	2.25%	-	3.25%

	Year 2024 ($ millions)(b)	Year 2024 FFO / Share Impact
Lease termination income	$10	$0.04
Straight-line rental income	$1	$0.00
Amortization of acquired above and below-market leases (net-revenue)	$6	$0.03
Interest expense (c)	$325	$1.43
Capitalized interest	$32	$0.14

(a)Excludes non-cash items of straight-line rental income and above/below market adjustments to minimum rent.

(b)All joint venture amounts included at pro rata.

(c)This amount represents the Company’s pro rata share of interest expense, excluding any financing expense in connection with Chandler Freehold, and is reduced by capitalized interest. This amount also includes an estimated $0.01 per share of accrued default interest on non-recourse debt. See footnote (1) to table above for further information.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of December 31,
	2023	2022

	dollars in millions
Straight-line rent receivable	$160.4	$172.2

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022

	dollars in millions
Lease termination income (b)	$9.2	$0.4	$13.2	$25.2
Straight-line rental (expense) income (b)	$(1.3)	$3.1	$(1.1)	$6.2
Business development and parking income (c)	$18.2	$17.9	$66.0	$61.2
Gain on sales or write down of undepreciated assets	$1.1	$1.2	$10.8	$23.9
Amortization of acquired above and below-market leases, net revenue (b)	$1.4	$1.4	$5.4	$5.0
Amortization of debt discounts, net	$(0.3)	$(0.3)	$(1.4)	$(1.3)
Bad debt (income) expense (b)	$(0.2)	$1.9	$(2.5)	$0.2
Leasing expense	$10.2	$8.9	$39.2	$35.4
Interest capitalized	$8.3	$6.3	$33.0	$21.6

Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income	$1.9	$1.8	$2.1	$1.8
Distributions in excess of partners' share of net income (e)	3.5	0.2	8.8	8.7
Fair value adjustment (e)	(29.6)	9.4	(35.1)	24.2
Total Chandler Freehold financing arrangement expense (d)	$(24.2)	$11.4	$(24.2)	$34.7

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue.

(c)Included in leasing revenue and other income.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Twelve Months Ended December 31,
	2023	2022	2021
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment (b)	$83.0	$49.5	$18.7
Development, redevelopment, expansions and renovations of Centers	94.6	55.5	46.3
Tenant allowances	27.1	25.0	22.1
Deferred leasing charges	5.6	2.4	2.6
Total	$210.3	$132.4	$89.7
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$17.6	$13.2	$18.8
Development, redevelopment, expansions and renovations of Centers	58.1	74.6	48.5
Tenant allowances	18.5	16.8	11.6
Deferred leasing charges	4.6	4.1	2.9
Total	$98.8	$108.7	$81.8

(a)All joint venture amounts at pro rata.

(b)This includes the Company's acquisition of its joint venture partners' (Seritage Growth Partners) 50% share in five former Sears parcels on May 18, 2023 for $46.7 million. The Company now owns 100% of these five parcels located at Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center and Washington Square.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2023	$712	$990	$836
12/31/2022	$738	$1,034	$869

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for regional town Centers. Sales per square foot exclude Centers under development and redevelopment.

Trailing Twelve Month Sales Per Square Foot
$869
$836
December 2022
December 2023

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2023	93.6%	93.5%	93.5%
12/31/2022	92.7%	92.5%	92.6%
12/31/2021	90.7%	92.4%	91.5%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
12/31/2023	$61.66	$58.97	$50.14
12/31/2022	$60.72	$56.63	$56.44
12/31/2021	$59.86	$56.39	$55.91
Unconsolidated Joint Venture Centers
12/31/2023	$70.42	$64.42	$55.74
12/31/2022	$67.37	$69.88	$62.72
12/31/2021	$66.12	$66.98	$60.48
All Regional Town Centers
12/31/2023	$64.68	$61.00	$52.04
12/31/2022	$63.06	$60.48	$58.16
12/31/2021	$61.98	$60.02	$57.23

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022
Consolidated Centers
Minimum rents	7.9%	7.4%
Percentage rents	0.8%	1.1%
Expense recoveries (a)	3.4%	3.1%
Total	12.1%	11.6%

Unconsolidated Joint Venture Centers
Minimum rents	7.1%	6.5%
Percentage rents	1.1%	1.0%
Expense recoveries (a)	2.9%	2.8%
Total	11.1%	10.3%

All Centers
Minimum rents	7.5%	6.9%
Percentage rents	0.9%	1.1%
Expense recoveries (a)	3.2%	2.9%
Total	11.6%	10.9%

(a)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2023 Estimated Pro Rata Real Estate NOI(a)
California	27.3%
New York	22.0%
Arizona	18.2%
Pennsylvania & Virginia	10.3%
Colorado, Illinois & Missouri	7.4%
New Jersey & Connecticut	6.9%
Oregon	4.4%
Other(b)	3.5%
Total	100.0%

(a)The percentage of Portfolio 2023 Estimated Pro Rata Real Estate NOI excludes disposed properties, straight-line and above/below market adjustments to minimum rents. Portfolio 2023 Estimated Pro Rata Real Estate NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, North Dakota, and Texas.

The Macerich Company
Property Listing
December 31, 2023
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	2023	1,402,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,275,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	738,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	100%	Fashion District Philadelphia(d) Philadelphia, Pennsylvania	1977/2014	2019	802,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	530,000
7	100%	Fashion Outlets of Niagara Falls USA(e) Niagara Falls, New York	1982/2011	2014	674,000
8	100%	Freehold Raceway Mall(f) Freehold, New Jersey	1990/2005	2007	1,546,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	2016	2,058,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	671,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,146,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	323,000
14	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	934,000
15	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,207,000
16	100%	Pacific View Ventura, California	1965/1996	2001	886,000
17	100%	Queens Center(c) Queens, New York	1973/1995	2004	968,000
18	100%	Santa Monica Place Santa Monica, California	1980/1999	ongoing	534,000
19	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,203,000
20	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	802,000
21	100%	Stonewood Center(c) Downey, California	1953/1997	1991	927,000
22	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	955,000
23	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	506,000

The Macerich Company
Property Listing
December 31, 2023

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Valley River Center Eugene, Oregon	1969/2006	2007	814,000
25	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	578,000
26	100%	Vintage Faire Mall Modesto, California	1977/1996	2020	916,000
27	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	741,000
		Total Consolidated Centers			25,127,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
28	60%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,078,000
29	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	611,000
30	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	996,000
31	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	502,000
32	50%	Country Club Plaza(g) Kansas City, Missouri	1922/2016	2015	971,000
33	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,016,000
34	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	2009	1,393,000
35	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	438,000
36	60%	Lakewood Center Lakewood, California	1953/1975	2008	2,050,000
37	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,011,000
38	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	1,871,000
39	60%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,243,000
40	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	694,000
41	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,848,000
42	60%	Washington Square Portland, Oregon	1974/1999	2005	1,301,000
43	19%	West Acres Fargo, North Dakota	1972/1986	2001	692,000
		Total Unconsolidated Joint Venture Centers			17,715,000
		Total Regional Town Centers			42,842,000

The Macerich Company
Property Listing
December 31, 2023

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(h) Queens, New York	2006/2011	2013	373,000
2	50%	Boulevard Shops(h) Chandler, Arizona	2001/2002	2004	205,000
3	100%	Southridge Center(i) Des Moines, Iowa	1975/1998	2013	801,000
		Total Community / Power Centers			1,379,000
OTHER ASSETS:
	100%	Various(i)	—	—	267,000
	50%	Scottsdale Fashion Square-Office(h) Scottsdale, Arizona	1984/2002	2016	123,000
	50%	Tysons Corner Center-Office(h) Tysons Corner, Virginia	1999/2005	2012	170,000
	50%	Hyatt Regency Tysons Corner Center(h) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(h) Tysons Corner, Virginia	2015	2015	398,000
	50%	Tysons Tower(h) Tysons Corner, Virginia	2014	2014	539,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (h)(j) Phoenix, Arizona	1979/2002	ongoing	303,000
		Total Other Assets			2,090,000
		Grand Total			46,311,000

The Company owned or had an ownership interest in 43 regional town centers (including office, hotel and residential space adjacent to these shopping centers), three community/power shopping centers and one redevelopment property. With the exception of the Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)On December 9, 2023, the Company acquired its joint venture partner’s 50% interest in this property for no consideration, and the Company now owns 100% of this property.

(e)Effective October 6, 2023, the loan encumbering this property is in default. The Company is in negotiations with the lender on terms of this non-recourse loan.

(f)On November 16, 2023, the Company acquired its joint venture partner’s 49.9% interest in Freehold Raceway Mall for $5.6 million and the assumption of the partner's share of debt. The Company now owns 100% of this property.

(g)Effective May 9, 2023, the loan encumbering this property is in default. The Company's joint venture is in negotiations with the lender on terms of this non-recourse loan.

(h)Included in Unconsolidated Joint Venture Centers.

(i)Included in Consolidated Centers.

(j)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Joint Venture List
As of December 31, 2023
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures, consolidated joint ventures, and financing arrangements. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Arrowhead Towne Center	60%	60%	New River Associates LLC	1,078,000
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	373,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	611,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	205,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	996,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,402,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	502,000
Country Club Plaza	50%	50%	Country Club Plaza KC Partners LLC	971,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,016,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,393,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	438,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	2,050,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,011,000
Paradise Valley Mall(f)	5%	5%	Various Entities	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,203,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,871,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	123,000
South Plains Mall	60%	60%	Pacific Premier Retail LLC	1,243,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	694,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,848,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	170,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	539,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	398,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,301,000
West Acres	19%	19%	West Acres Development, LLP	692,000

(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)These Centers have a former Sears store, each of which were acquired from joint venture partner Sertiage Growth Partners and are now wholly owned and controlled by Macerich. The GLA of the former Sears store, or tenant replacing the former Sears store, at these three Centers is included in Total GLA at the center level.

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership, distributions are made in the following order: pro rata 49.9% to the third-party partner and 50.1% to the Company until a 13% internal rate of return on and of certain capital expenditures is received; to the Company until it receives approximately $5.8 million; and, thereafter, pro rata 35% to the third-party partner and 65% to the Company.

The Macerich Company
Joint Venture List
As of December 31, 2023
(f)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of December 31, 2023
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$3,767,842	$368,294	$4,136,136
Bank and other notes payable	—	89,548	89,548
Total debt per Consolidated Balance Sheet	3,767,842	457,842	4,225,684
Adjustments:
Less: Noncontrolling interests or financing arrangement share of debt from consolidated joint ventures	(160,765)	—	(160,765)
Adjusted Consolidated Debt	3,607,077	457,842	4,064,919
Add: Company’s share of debt from unconsolidated joint ventures	2,809,730	44,930	2,854,660
Total Company’s Pro Rata Share of Debt	$6,416,807	$502,772	$6,919,579
Weighted average interest rate	4.79%	8.04%	5.02%
Weighted average maturity (years)			3.64

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of December 31, 2023
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Fashion Outlets of Niagara Falls USA (b)	10/06/23	6.45%	$86,470	—	$86,470
Oaks, The	06/05/24	5.74%	151,496	—	151,496
Danbury Fair Mall (c)	07/01/24	8.51%	122,502	—	122,502
Chandler Fashion Center (d)	07/05/24	4.18%	128,217	—	128,217
Victor Valley, Mall of	09/01/24	4.00%	114,966	—	114,966
Queens Center	01/01/25	3.49%	600,000	—	600,000
Vintage Faire Mall	03/06/26	3.55%	226,910	—	226,910
Fresno Fashion Fair	11/01/26	3.67%	324,453	—	324,453
Green Acres Mall	01/06/28	6.62%	359,264	—	359,264
SanTan Village Regional Center (e)	07/01/29	4.34%	186,448	—	186,448
Freehold Raceway Mall	11/01/29	3.94%	399,044	—	399,044
Kings Plaza Shopping Center	01/01/30	3.71%	536,956	—	536,956
Fashion Outlets of Chicago	02/01/31	4.61%	299,375	—	299,375
Pacific View	05/06/32	5.45%	70,976	—	70,976
Total Fixed Rate Debt for Consolidated Assets		4.46%	$3,607,077	$—	$3,607,077
Fashion District Philadelphia (f)	01/22/24	9.50%	$—	$70,820	$70,820
Santa Monica Place (g)	12/09/25	7.32%	—	297,474	297,474
The Macerich Partnership, L.P. - Line of Credit (g)	02/01/28	8.57%	—	89,548	89,548
Total Floating Rate Debt for Consolidated Assets		7.90%	$—	$457,842	$457,842
Total Debt for Consolidated Assets		4.84%	$3,607,077	$457,842	$4,064,919
II. Unconsolidated Assets (At Company’s pro rata share):
Paradise Valley I (5%)	09/29/24	5.00%	$1,307	$—	$1,307
FlatIron Crossing (51%) (g),(h)	02/09/25	8.55%	88,455	—	88,455
South Plains Mall (60%)	11/06/25	4.22%	120,000	—	120,000
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Country Club Plaza (50%) (i)	04/01/26	3.88%	147,628	—	147,628
Deptford Mall (51%) (g)	04/03/26	3.98%	74,031	—	74,031
Lakewood Center (60%)	06/01/26	4.15%	197,389	—	197,389
Paradise Valley II (5%)	07/21/26	6.95%	1,025	—	1,025
Washington Square (60%) (g),(h)	11/01/26	8.18%	291,218	—	291,218
Kierland Commons (50%)	04/01/27	3.98%	97,492	—	97,492
Los Cerritos Center (60%)	11/01/27	4.00%	303,188	—	303,188
Arrowhead Towne Center (60%)	02/01/28	4.05%	232,187	—	232,187
Scottsdale Fashion Square (50%)	03/06/28	6.28%	348,983	—	348,983
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	109,642	—	109,642
Tysons Corner Center (50%)	12/06/28	6.89%	349,980	—	349,980
West Acres - Development (19%)	10/10/29	3.72%	680	—	680
Tysons Tower (50%)	10/11/29	3.38%	94,635	—	94,635
Broadway Plaza (50%)	04/01/30	4.19%	218,183	—	218,183
Tysons VITA (50%)	12/01/30	3.43%	44,607	—	44,607
West Acres (19%)	03/01/32	4.61%	12,600	—	12,600
Total Fixed Rate Debt for Unconsolidated Assets		5.21%	$2,809,730	$—	$2,809,730
Boulevard Shops (50%) (j)	03/04/24	7.41%	$—	$11,500	$11,500
Atlas Park (50%) (g)	11/09/26	10.24%	—	32,210	32,210
Paradise Valley Retail (5%) (g)	02/03/27	8.35%	—	221	221
Paradise Valley Residential (2.5%) (g)	02/03/28	8.10%	—	999	999
Total Floating Rate Debt for Unconsolidated Assets		9.46%	$—	$44,930	$44,930
Total Debt for Unconsolidated Assets		5.28%	$2,809,730	$44,930	$2,854,660
Total Debt		5.02%	$6,416,807	$502,772	$6,919,579
Percentage to Total			92.73%	7.27%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b)Effective October 6, 2023, the loan is in default. The Company is in negotiations with the lender on the terms of this non-recourse loan.

(c)On January 25, 2024, the Company closed a $155 million, ten-year refinance of the loan on Danbury Fair Mall. The new loan bears a fixed interest rate of 6.39%, is interest only during the majority of the loan term and matures on February 6, 2034.

(d)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 50.1%.

(e)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(f)On January 22, 2024, the Company repaid $60 million of this loan. The remaining $8 million was extended to April 21, 2024.
(g)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(h)This loan requires an interest rate cap agreement to be in place at all times, which limits how high the prevailing floating loan rate benchmark index (i.e. SOFR) for the loan can rise. As of the date of this document, SOFR for this loan exceeded the strike interest rate within the required interest rate cap agreement and is considered fixed rate debt.

(i)Effective May 9, 2023, the loan is in default. The Company's joint venture is in negotiations with the lender on the terms of this non-recourse loan.

(j)On January 10, 2024, the Company's joint venture closed a five-year refinance of this loan. The extended loan amount was increased to $24 million ($12 million at the Company's share) and will bear interest at a floating rate of SOFR plus 2.50%, is interest only during the entire loan term and matures on December 5, 2028. The extended loan also has a required interest rate cap throughout the term of the loan at a strike rate of 7.50%.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of December 31, 2023
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
Santa Monica Place Santa Monica, CA	Redevelopment of former Bloomingdale's/Arclight spaces with Arte Museum, Club Studio, and other retail uses	$35	—	$40	100%	$35	—	$40	$5	2024/2025	22% - 24%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	80	—	86	50%	40	—	43	21	2024	15% - 17%
TOTAL		$115	—	$126		$75	—	$83	$26

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non-cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non-cash and indirect costs.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2023, 2022 and 2021 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2021	$25.99	$10.31	$0.15
June 30, 2021	$18.88	$11.67	$0.15
September 30, 2021	$18.79	$14.85	$0.15
December 31, 2021	$22.88	$15.49	$0.15
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
September 30, 2022	$11.72	$7.40	$0.15
December 31, 2022	$13.53	$7.83	$0.17
March 31, 2023	$14.51	$8.77	$0.17
June 30, 2023	$11.58	$9.05	$0.17
September 30, 2023	$12.99	$10.65	$0.17
December 31, 2023	$16.54	$9.21	$0.17

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43078
Santa Monica, California 90401	Providence, RI 02940-3078
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Director, Investor Relations
Phone: 603-953-6203
samantha.greening@macerich.com